                                                                EXHIBIT 24.2

The Stockholders and Board of Directors
United Road Services, Inc.:

We consent to the use of our reports on United Road Services, Inc., Northland Auto Transporters, Inc. and Northland Fleet Leasing, Inc., Falcon Towing and Auto Delivery, Inc., Smith-Christensen Enterprises, Inc. and subsidiary, Caron Auto Works, Inc. and Caron Auto Brokers, Inc., Absolute Towing and Transporting, Inc., ASC Transportation Services and subsidiary, and Keystone Towing, Inc. included herein and to the reference to our firm under the heading "Experts" in the prospectus.


                                                /s/ KPMG Peat Marwick LLP

Albany, New York
April 29, 1998